Exhibit 5.0

                                Law Offices
                   ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
TIMOTHY B. MATZ                  12th Floor              PATRICIA J. WOHL
STEPHEN M. EGE             734 15th Street, N.W.         DAVID K. TEEPLES
RAYMOND A. TIERNAN        Washington, D.C.  20005        DAVID MAX SELTZER
GERARD L. HAWKINS                                        ERIC M. MARION
JOHN P. SOUKENIK*               __________
GERALD F. HEUPEL, JR.                                    ________________
JEFFREY A. KOEPPEL
PHILIP ROSS BEVAN       Telephone:  (202) 347-0300       SENIOR COUNSEL
HUGH T. WILKINSON       Facsimile:  (202) 347-2172
KEVIN M. HOULIHAN              WWW.EMTH.COM              W. MICHAEL HERRICK
KENNETH B. TABACH
                                                         OF COUNSEL

*NOT ADMITTED IN D.C.                                    JACK I. ELIAS
                                                         SHERYL JONES ALU




                              January 29, 2003



Board of Directors
Independence Community Bank Corp.
195 Montague Street
Brooklyn, New York 44514

Gentlemen:


     We have acted as special counsel to Independence Community Bank Corp. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-3 (the "Registration Statement"), which registers for resale 520,716 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), which may be sold by Meridian Capital Group LLC ("Meridian"). Such Shares were issued ("Original Issuance") to Meridian pursuant to the terms of an Operating Agreement dated as of October 11, 2002 among the Company and Meridian Capital Funding Inc (the "Operating Agreement"). We also acted as the Company's special counsel in connection with the Original Issuance.

     In this regard, we have examined the Certificate of Incorporation and Bylaws, as amended, of the Company, resolutions of the Board of Directors of the Company, the Operating Agreement and such other documents and matters of law as we deemed appropriate for the purposes of this opinion. This opinion is limited to federal laws and regulations and the laws of the State of Delaware which are in effect on the date hereof.

     Based upon the foregoing, we are of the opinion as of the date hereof that, when sold by Meridian pursuant to the Registration Statement (including any Prospectus Supplement thereto) the Common Stock will be validly issued, fully paid and non-assessable. In addition, we are of the




Board of Directors
Independence Community Bank Corp.
January 29, 2003
Page 2


opinion that the Shares issued in the Original Issuance were validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are experts or otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.


                              Very truly yours,

                              ELIAS, MATZ, TIERNAN & HERRICK L.L.P.



                              By:  /s/ Philip Ross Bevan
                                   --------------------------------
                                   Philip Ross Bevan, a Partner